SECURITIES AND EXCHANGE COMMISSION


                             Washington, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT


     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


                                 August 29, 2003
                Date of Report (Date of earliest event reported)


                              TRUSTMARK CORPORATION
             (Exact name of registrant as specified in its charter)


  Mississippi                       0-3683                        64-0471500
(State or other            (Commission File Number)             (IRS Employer
 jurisdiction of                                             Identification No.)
 incorporation)



                             248 East Capitol Street
                                Jackson, MS 39201
          (Address, including zip code, of principal executive office)


                                 (601) 208-5111
              (Registrant's telephone number, including area code)


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Item 5.  Other Events

Trustmark Corporation announced that the purchase of Florida's Emerald Coast branches of The Bank, a subsidiary of Birmingham, Alabama based The Banc Corporation, by Trustmark National Bank was completed as of the close of business Friday, August 29. Under the terms of the agreement signed June 18, 2003, Trustmark acquired seven Florida branches of The Bank, known as the Emerald Coast Division, serving the markets from Destin to Panama City, for a $46.8 million deposit premium. As of August 29, 2003, these branches reported loans and deposits of approximately $223 million and $209 million, respectively.

Richard G. Hickson, Chairman and CEO of Trustmark, stated, "We are delighted to expand Trustmark's franchise in the dynamic Destin and Panama City, Florida markets and welcome our new customers, advisory directors and associates to the Trustmark family. The associates and advisory directors of the Emerald Coast operation are well respected and share our commitment to customer satisfaction. The customers of these branches and the demographics of these markets represent an outstanding opportunity for Trustmark. We look forward to continuing to build upon our franchise in Florida, one of the fastest growing and most desirable markets in the southeast."

John Sumrall, President of Trustmark's Emerald Coast operations commented, "We are excited to be a part of the Trustmark organization and look forward to providing our customers a comprehensive product offering that includes banking, investment and risk management solutions. As a result of our affiliation with Trustmark, we are positioned to strengthen customer relationships and build market share in the Emerald Coast market."

Trustmark is a financial services company providing banking and financial solutions through over 140 offices and 2,350 associates in Mississippi, Tennessee and Florida. For additional information, visit Trustmark's web site at www.trustmark.com

Trustmark's investor contacts are Zach Wasson, Executive Vice President and Chief Financial Officer (601-208-6816), and Joseph Rein, First Vice President (601-208-6898). Trustmark's media contact is Gray Wiggers, Senior Vice President (601-208-5942).

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                              TRUSTMARK CORPORATION


BY:       /s/ Zach L. Wasson
          ------------------
          Zach L. Wasson
          Treasurer (Principal Financial Officer)

DATE:     September 2, 2003